Exhibit 99.1

Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & CFO	Director Corporate Affairs
(616) 878-8793	(616) 878-2830

SpartanNash to Webcast Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – May 21, 2014 – SpartanNash Company, (Nasdaq:SPTN) today announced that it will webcast the 2014 annual shareholder meeting on Wednesday, May 28, 2014 at 9:00 a.m. ET. SpartanNash’s Chairman, Craig Sturken, and President and Chief Executive Officer, Dennis Eidson, will host the meeting.

To listen to the annual meeting and view the presentation, please go to SpartanNash’s corporate website at www.spartannash.com. Simply click on ‘Investor Relations’ and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately 10 days.

About SpartanNash

Spartan Stores, Inc. d/b/a SpartanNash Company (SPTN) is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 44 states and the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. SpartanNash currently operates 169 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Markets, No Frills, Bag ‘n Save, Sun Mart and Econofoods.